Exhibit 10.47

LEVI STRAUSS & CO.
SENIOR EXECUTIVE SEVERANCE PLAN

LS&Co. Senior Executive Severance Plan
Effective: October 1, 2023

Exhibit 10.47

Exhibit 10.47
LEVI STRAUSS & CO.
SENIOR EXECUTIVE SEVERANCE PLAN
Introduction. Levi Strauss & Co. (the “Company”) hereby amends and restates the Levi Strauss & Co. Senior Executive Severance Plan. The Plan is established for the benefit of eligible executives who are identified by the President and Chief Executive Officer (“CEO”) of the Company, and the CEO (“Senior Executives”). The Company’s Board of Directors (the “Board”) approved the severance terms under the Plan effective October 1, 2023.
The purpose of the Plan is to provide an eligible Senior Executive (as defined in the Plan) with Severance Payments and Severance Benefits in the event the Senior Executive’s employment is terminated under circumstances entitling the Senior Executive to Severance Payments and Severance Benefits, as determined in the sole discretion of the Company. The Plan is an unfunded welfare benefit plan for purposes of ERISA, a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b) and an involuntary separation pay plan within the meaning of Treasury Regulation Section 1.409A-1(b)(9). Except as set forth herein, this Plan supersedes all prior policies and practices of the Company with respect to severance, separation pay and separation benefits for Senior Executives whose employment is terminated on or after October 1, 2023. Except as set forth herein, this Plan is the only severance program for such Senior Executives and specifically supersedes any other severance plan or severance program for Senior Executives sponsored by the Company.
1.    Definitions.
1.1.    “Cause” means that the Senior Executive has:
(a)    committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or an affiliate of the Company;
(b)    engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company or an affiliate of the Company;
(c)    violated or failed to comply in any material respect with the Company’s or any affiliate of the Company’s published rules, regulations or policies (including, without limitation, the Company’s Worldwide Code of Business Conduct), as in effect from time to time;
(d)    committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);
(e)    misappropriated or embezzled any property of the Company or an affiliate of the Company (whether or not a misdemeanor or felony);
(f)    failed, neglected or refused to perform the employment duties, as applicable, related to his or her position as from time to time assigned to him or her; or
(g)    breached any applicable employment agreement.
For purposes of this Section 1.1, “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.
1.2.    “Change in Control” means “Change in Control” as defined in the Levi Strauss & Co. 2019 Equity Incentive Plan, as amended, or any successor plan thereto; provided, however, that to the extent necessary to avoid taxation under Code Section 409A, a “Change in Control” shall not be deemed to occur unless the transaction or transactions satisfy Treasury Regulation Section 1.409A-3(i)(5).
1.3.    “Code” means the Internal Revenue Code of 1986, as amended.
1.4.    “Company” means Levi Strauss & Co.
1.5.    “Compensation” means:

Exhibit 10.47
(a)    For purposes of determining an eligible Senior Executive’s Severance Pay under Section 3.1(a), the Senior Executive’s annual base salary rate in effect on his or her Termination Date divided by fifty-two (52).
Compensation = annual base salary
52
(b)    For purposes of determining an eligible Senior Executive’s Severance Pay under Section 3.1(b), (i) the sum of the Senior Executive’s (A) annual base salary rate in effect on his or her Termination Date, plus (B) target bonus amount under the Annual Incentive Plan (“AIP”) for the fiscal year in which the Senior Executive’s termination is announced (ii) divided by fifty-two (52).
Compensation = annual base salary + AIP target bonus for the fiscal year in which the termination is announced
52
Compensation is solely used for purposes of determining an eligible Senior Executive’s Severance Pay under the Plan.
1.6.    “Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is a Home Office Payroll employee, and who has not signed an agreement that he or she is not entitled to benefits from the Company. An Employee does not include any person who is designated by the Company as an independent contractor or an employee of a third party (including, but not limited, to a “leased employee,” within the meaning of Code Section 414(n), or any individual who has entered into an independent contractor or consultant agreement with the Company. Individuals not treated as Employees by the Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are Employees.
1.7.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.8.    “Good Reason” means a material negative change in the employment relationship without the Senior Executive’s prior written consent, as evidenced by the occurrence of any of the following: (i) a material diminution in the Senior Executive’s duties, responsibilities or authority; (ii) material reduction of the Senior Executive’s base salary, target annual bonus as a percentage of the Senior Executive’s base salary or target award under the Levi Strauss & Co. 2019 Equity Incentive Plan as a percentage of the Senior Executive’s base salary, except for across-the-board changes for Senior Executives; (iii) the mandatory relocation of the Senior Executive’s principal business location to an office more than fifty (50) miles from the Senior Executive’s primary residence; or (v) material breach by the Company of any applicable employment agreement.
For each event described above in this Section 1.8, the Senior Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Senior Executive’s voluntary termination shall not be considered to be for Good Reason for purposes of this Plan unless the Senior Executive voluntarily terminates employment not later than thirty (30) days after the expiration of the cure period.
1.9.    “General Release Agreement” means a legally binding document, in a form acceptable to the Company, as amended from time to time, in which an Employee waives any and all claims against the Company (as defined in the General Release Agreement) related to his or her employment or separation from employment. Whether or not a Senior Executive chooses to sign the General Release Agreement is completely at his or her discretion.
1.10.    “Performance Award” means “Performance Award” as used in the Levi Strauss & Co. 2019 Equity Incentive Plan, as amended, or any successor plan thereto.
1.11.    “Plan” means the Levi Strauss & Co. Senior Executive Severance Plan, as set forth in this instrument and as hereafter amended.
1.12.    “Senior Executive” means each Employee identified on Schedule A.
1.13.    “Severance Benefits” means the severance benefits provided to a Senior Executive pursuant to Section 3.2 on account of his or her termination from the Company.

Exhibit 10.47
1.14.    “Severance Payment(s)” or “Severance Pay” means the payments to an eligible Senior Executive pursuant to Section 3.1 on account of his or her termination from the Company.
1.15.    “Termination Date” means the Senior Executive’s final day of employment with the Company which date, in the case of the Senior Executive’s involuntary termination, shall be communicated by the Company to the Senior Executive; provided, however, that to the extent necessary to avoid taxation under Code Section 409A, a Senior Executive’s Termination Date shall be the date the Senior Executive experiences a “separation from service” within the meaning of Code Section 409A and the Treasury Regulations thereunder.
1.16.     “Year of Service” means a twelve (12)-month period of employment beginning on the later of the Senior Executive’s hire or rehire date. Years of Service are calculated in full twelve (12)-month periods with no credit for partial years.
2.    Eligibility for Severance Payments and Severance Benefits.
2.1.    General Eligibility. Except as otherwise provided in the Plan, a Senior Executive is entitled to Severance Payments and Severance Benefits under the Plan only if his or her employment with the Company is (i) involuntarily terminated by action of the Company without Cause or (ii) voluntarily terminated by action of the Senior Executive for Good Reason.
2.2.    Exclusions. A Senior Executive is not eligible for Severance Payments or Severance Benefits if he or she:
(a)    Voluntarily resigns before his or her Termination Date, except to the extent that the Senior Executive’s voluntary resignation is for Good Reason;
(b)    Is terminated because of failure to return from an approved leave of absence;
(c)    Ceases to be a Senior Executive as defined by the Plan;
(d)    Terminates employment with the Company by reason of death;
(e)    Receives consulting fees from the Company following his or her Termination Date; or
(f)    Is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date.
In addition, if an individual has a written agreement with the Company that provides for severance, separation pay or separation benefits, the terms of such agreement will determine such individual’s severance rights and such individual shall not be eligible for Severance Payments or Severance Benefits (except to the extent such agreement specifically provides for participation in the Plan). For the avoidance of doubt, pursuant to his employment agreement with the Company dated June 9, 2011, as amended, the Company’s CEO is eligible to participate in the Plan but the severance protections relating to his equity awards will be governed by Sections 10(b) and 13(c) of such agreement (and the applicable grant agreements) and not by the terms of the Plan.
3.    Amount and Form of Severance Payments and Severance Benefits.
3.1.    Payment Amount. An eligible Senior Executive is entitled to receive the following Severance Payments:
(a)    Severance Payments upon Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible Senior Executive who (i) is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason and (ii) is not eligible for Severance Pay under Section 3.1(b) will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible Senior Executive will receive Severance Pay under this Section 3.1(a) in accordance with the following table:

Exhibit 10.47

CEO	104 weeks of Compensation
Other Senior Executives	78 weeks of Compensation
(b)    Severance Payments upon Change in Control and Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible Senior Executive who is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason within eighteen (18) months immediately following a Change in Control will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible Senior Executive will receive Severance Pay under this Section 3.1(b) in accordance with the following table:

CEO	156 weeks of Compensation
Other Senior Executives	104 weeks of Compensation
3.2.    Severance Benefits.
(a)    “COBRA” Continuation Coverage. A Senior Executive and his or her eligible dependents who are enrolled in a Company-sponsored medical, dental or vision plan on the Senior Executive’s Termination Date are eligible to continue coverage under these programs for up to eighteen (18) months (or such longer period as may be applicable) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Generally, the Senior Executive is required to pay the full cost of this coverage, plus a two percent (2%) administrative fee.
If a Senior Executive and/or his or her eligible dependents timely elect(s) to receive medical continuation coverage through COBRA, the Company will provide a special subsidy at the coverage level in effect as of the Senior Executive’s Termination Date through the earlier of (i) the end of the Senior Executive’s severance payment period under Section 3.1(a) or 3.1(b) above, as applicable or (ii) eighteen (18) months from the Senior Executive’s Termination Date (the “Subsidized COBRA Period”). During the Subsidized COBRA Period, the Senior Executive will only be required to pay the same share of the applicable premium for medical coverage that would apply if the Senior Executive were participating in the medical plan as an active employee. After the Subsidized COBRA Period, the Senior Executive will be required to pay the full applicable COBRA premium for medical coverage to continue such coverage for the remainder of the COBRA period. The Company will not subsidize Company-sponsored dental and vision benefits continuation coverage under COBRA.
If the Senior Executive and/or the Senior Executive’s eligible dependents become eligible for coverage under another group health plan at any time between the Senior Executive’s Termination Date and the end of the Subsidized COBRA Period or are otherwise ineligible for COBRA, the Senior Executive shall promptly notify the Company and the Company shall no longer be obligated to provide subsidized medical coverage to the Senior Executive and/or the Senior Executive’s eligible dependents. All of the terms and conditions of the corresponding medical, dental and/or vision plans sponsored by the Company, as amended from time to time, will apply to a Senior Executive (and his or her eligible dependents) receiving COBRA continuation coverage. All periods of Company-subsidized coverage are counted toward the maximum continuation coverage period under COBRA.
(b)    Retiree Medical Benefits. To the extent a Senior Executive is eligible for the Company’s retiree health benefits program, if such Senior Executive retires and becomes covered by the Company’s retiree health benefits program, the Company will pay the full cost for the retiree medical coverage for the same duration that it subsidizes the COBRA coverage under paragraph (a) above, reduced by the period during which the Senior Executive was receiving subsidized COBRA coverage. To the extent the Senior Executive becomes covered by the Company’s retiree health benefits program, the Senior Executive will be eligible for the basic life insurance coverage of five-thousand dollars ($5,000) provided under the Company’s retiree health benefits program.

Exhibit 10.47
(c)    Outplacement Benefits. Eligible Senior Executives may be entitled to receive reasonable outplacement counseling and job search benefits. In no event will the Company provide such outplacement benefits to an eligible Senior Executive later than December 31 of the second year following his or her Termination Date.
(d)    Equity Awards.
(i)    If a Senior Executive (1) has been granted a Stock Appreciation Right or Restricted Stock Unit Award from the Company, (2) such Stock Appreciation Right or Restricted Stock Unit Award is subject to time-based vesting and (3) the Senior Executive’s Termination Date is at least twelve (12) months after the date of grant of such Stock Appreciation Right or Restricted Stock Unit Award, the Senior Executive will be deemed to continue his or her employment service for the duration of the Senior Executive’s severance payment period under Section 3.1(a) solely for determining vesting with respect to the Stock Appreciation Right or Restricted Stock Unit Award. The post-termination exercise period of any Stock Appreciation Rights that continue to vest in accordance with the preceding sentence shall run from the end of the severance payment period under Section 3.1(a) instead of from the Senior Executive’s Termination Date. If a Senior Executive (1) has been granted a Performance Award from the Company on or after January 1, 2018 and (2) the Senior Executive’s Termination Date is at least twelve (12) months after the date of grant of such Performance Award, the Senior Executive will be deemed to continue his or her employment service for the duration of the Senior Executive’s severance payment period under Section 3.1(a) solely for determining vesting with respect to the Performance Award, and such Performance Award shall be pro-rated based on (A) the number of days from the beginning of the Performance Period to the Senior Executive’s Termination Date, divided by (B) the number of total days in the Performance Period. Section 3.2(d)(i) does not apply if the Senior Executive is eligible for Severance Pay under Section 3.1(b).
(ii)    If a Senior Executive (1) has been granted a Performance Award from the Company on or after January 1, 2017 and (2) becomes eligible for Severance Pay under Section 3.1(b), vesting of such Performance Award shall be accelerated in full to the Senior Executive’s Termination Date and the Senior Executive shall receive a payout of the Performance Award at 100% of the target award opportunity within 10 days following the 60th day after the Senior Executive’s Termination Date.
(iii)    Any other equity awards previously granted to a Senior Executive will be governed solely by the applicable plan or the applicable award agreement.
(e)    Prorated Annual Bonus. A Senior Executive will be entitled to a prorated annual bonus through the Termination Date for the fiscal year in which the Termination Date occurs, based on actual financial results and 100% for the individual component. Such bonus will paid no later than the 15th day of the third month following the later of (i) the last day of the Company’s fiscal year in which the Termination Date occurs; or (ii) the last day of the calendar year in which the Termination Date occurs.
(f)    No Substitute Payments. A Senior Executive may not receive cash or any other benefit in lieu of the available Severance Benefits.
(g)    Qualifying for Retirement and Duplication of Benefits. If a Senior Executive qualifies for retirement under one of the Company’s benefit plans or programs, and the benefit provided under that benefit plan or program provides an equivalent or duplicative category of benefit as the benefit described in paragraphs (a), (b), (c), (d) or (e) in this Section 3.2, the Senior Executive will receive either (i) the benefit provided under that benefit plan or program or (ii) the benefit described in this Section 3.2, whichever of (i) or (ii) provides more generous payment or benefit amounts, terms or conditions. In no event will a Senior Executive receive both a benefit provided under a benefit plan or program and the equivalent or duplicative category of benefit described in paragraphs (a), (b), (c), (d) or (e) of this Section 3.2; provided, however, that such prohibition shall not operate to accelerate or defer the payment of any deferred compensation subject to Code Section 409A. The terms of this Plan will not affect a Senior Executive’s eligibility for retirement under one of the Company’s other benefit plans or programs.
3.3.    Conditions and Limitations on Severance Payments and Severance Benefits. Severance Pay and Severance Benefits a are specifically conditioned upon the Senior Executive signing and not later revoking a General Release Agreement at a time and in a manner to be determined by the Company. Under no circumstances

Exhibit 10.47
will any Severance Pay or Severance Benefits be made to a Senior Executive who elects not to sign, or who revokes, a General Release Agreement. The consideration for the General Release Agreement will be the Severance Pay and Severance Benefits the eligible Senior Executive would not otherwise be eligible to receive.
3.4.    Form and Timing of Severance Payments and Severance Benefits.
(a)    Severance Payments under Section 3.1(a) will be paid in installments in accordance with the Company’s regular payroll payment schedule following the eligible Senior Executive’s Termination Date and Severance Payments under Section 3.1(b) will be paid in a lump sum as soon as practicable following the eligible Senior Executive’s Termination Date, subject to the timing requirements in Section 3.6; provided, however, that any Severance Pay and Severance Benefits which become available will commence only after the General Release Agreement has been signed, and the revocation period, if any, for the signed General Release Agreement has passed.
(b)    If the Company reemploys an eligible Senior Executive who is receiving Severance Pay or Severance Benefits under the Plan, the individual will become ineligible and such pay and benefits will cease effective as of the reemployment date.
(c)    If a Senior Executive dies before Severance Payments are completed, any remaining Severance Payments will be made to the Senior Executive’s estate in a lump-sum within sixty (60) days (or as soon as legally permitted) after the Senior Executive’s death.
(d)    The amounts payable pursuant to Section 3.1(a) will cease if the Senior Executive accepts other employment or a professional relationship with a competitor of the Company listed on Schedule B, or if the Senior Executive breaches any other restrictive covenant agreement he or she has signed with the Company, including any duty to protect confidential information and/or agreement not to solicit Company employees.
3.5.    Plant Shut-Down or Mass Layoff. If the Senior Executive is laid off or discharged because of a plant shut-down or mass layoff to which the federal, or any state, Worker Adjustment and Retraining Notice Act (“WARN”) applies, Severance Payments and Severance Benefits will not be available, except as provided in this Section 3.5. The Company shall provide notice of termination of employment (and may, at its discretion, place employees on paid administrative leave during some portion or all of the WARN notice period), or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of severance payments to which the Senior Executive is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice (or pay received while on administrative leave during a period for which WARN notice is given) he/she receives pursuant to WARN from the amount of severance payments to which he or she would be otherwise entitled under this Plan. The period of Company-subsidized medical and life insurance coverage under Section 3.2, however, shall not be reduced by the time during which the Senior Executive receives continued medical coverage or continued life-insurance coverage as part of the WARN notice period. Instead, the period of Company-subsidized medical and life-insurance coverage under Section 3.2 shall commence as of the date the WARN notice period expires.
3.6.    General Release Agreement. The General Release Agreement will be furnished to an eligible Senior Executive. It is completely within the eligible Senior Executive’s own discretion as to whether he or she elects to sign the General Release Agreement. An eligible Senior Executive is encouraged to review the General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.
Time Frame for Signing. A Senior Executive less than age forty (40) on the date he/she receives the General Release Agreement, must sign, date and return it to the Plan Administrator within seven (7) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement. Minnesota residents, who are less than age forty (40) on the date of receipt, must sign and return the General Release Agreement within twenty-one (21) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement.
A Senior Executive age forty (40) or older on the date he/she receives the General Release Agreement, must sign and return it at any time within twenty-one (21) calendar days of the date of receipt (for an individual termination) or at any time within forty-five (45) calendar days of receipt (for a group termination), unless a later date is expressly stated in the General Release Agreement. In the event of a group termination, as determined in the sole discretion of the Company, the Company will furnish affected Senior Executives with such additional information as may be required by law.

Exhibit 10.47
Revocation Right. A Senior Executive who is less than age forty (40) and is not a Minnesota resident on the date of receipt, cannot revoke the General Release Agreement once he/she has signed it. A Senior Executive who is age forty (40) or over and not a Minnesota resident, may revoke his/her signed General Release Agreement in writing within seven (7) days after his/her signing the General Release Agreement. A Senior Executive who is a Minnesota resident on the date of receipt, may revoke his/her signed General Release Agreement in writing within fifteen (15) calendar days after it is signed and returned. Any such revocation shall be made in writing and shall be received by the Plan Administrator within the seven (7)-day or fifteen (15)-day periods as described.
Notwithstanding the foregoing, in all events the Senior Executive must execute the General Release Agreement, and any revocation period must have expired, not later than sixty (60) days after the Termination Date in order to receive Severance Pay and Severance Benefits. If such sixty (60)-day period ends in the calendar year following the year that includes the Termination Date, payment of any Severance Pay or Severance Benefits that are subject to Code Section 409A shall be paid or commence to be paid on the first normal payroll date of the calendar year following the year that includes the Termination Date or such later time required by the payment schedule applicable to the payment or benefit, the date the General Release Agreement becomes effective, or Section 3.8 below; provided that the first payment shall include all amounts that would have been paid to the Senior Executive if payment had commenced on the Termination Date, if applicable.
3.7.    Withholding; Taxes. The Company will withhold from all Severance Payments and Severance Benefits all required federal, state, local and other taxes and any other payroll deductions required. In addition, the Company reserves the right to treat the COBRA subsidy described in Section 3.2(a) and any other benefit hereunder as taxable compensation to the Senior Executive (without a tax gross-up) or to restructure such benefit(s), in each case, to the extent necessary or advisable under applicable law.
3.8.    Code Section 409A Compliance. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under the Plan will be considered a “separate payment.” Each such payment will be deemed exempt from Code Section 409A to the full extent permissible under the “short-term deferral exemption” under Treasury Regulation Section 1.409A-1(b)(4) and, with respect to amounts that are not exempt under the short-term deferral exemption or any other exemption and are paid no later than the last day of the second taxable year following the taxable year containing the Senior Executive’s Termination Date, the “two years/two times” separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. In the event that any Senior Executive is a “specified employee” as defined in Code Section 409A on the Senior Executive’s Termination Date, Severance Pay or Severance Benefits that are subject to Code Section 409A shall not be paid until the earlier of the first (1st) payroll date that occurs on or after the date that is six (6) months and one day following the Termination Date, or the date of the Senior Executive’s death, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date in a lump sum without interest. The Plan is intended to comply in all respects with Code Section 409A, and to the maximum extent permitted by law shall be so construed. Notwithstanding the foregoing, in no event shall the Company have liability to a Senior Executive for any penalty or other adverse tax consequences resulting from Code Section 409A or otherwise.
3.9.    Limitation on Payments.
(a)    Notwithstanding anything in this Plan to the contrary, if any payment or benefit a Senior Executive would receive from the Company under this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Best After-Tax Amount. The “Best After-Tax Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment; whichever amount under clauses (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest marginal rate), results in the Senior Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 3.9(a) shall be made in accordance with the following order of priority in a manner consistent with Code Section 409A: (1) first from cash compensation in the reverse order such compensation would otherwise be paid, (2) next from equity compensation, then (3) pro-rata among all remaining payments and benefits. In no event shall the Senior Executive have any discretion with respect to the ordering of payment reductions.
(b)    Any determination required under this Section 3.9 will be made in writing by an independent firm selected by the Company and the Senior Executive (the “Firm”), whose determination will be conclusive and binding upon the Senior Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3.9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations

Exhibit 10.47
concerning the application of Code Sections 280G and 4999. The Company and the Senior Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 3.9. The Company will bear all costs and charges of the Firm in connection with any calculations contemplated by this Section 3.9.
4.    Administration.
The Company is the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Company has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Severance Pay and Severance Benefits under the Plan will be payable only if the Company determines in its sole discretion that the Senior Executive is entitled to them. The decisions of the Company will be final and conclusive with respect to all questions concerning the administration of the Plan. The Company may delegate to other persons responsibilities for performing certain of its duties under the Plan and may seek such expert advice as it deems reasonably necessary with respect to the Plan. The Company may rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.
5.    Amendment or Termination.
Senior Executives do not have any vested rights to Severance Payments or Severance Benefits. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Human Resources Committee of the Board, or the Board in the case of Severance Pay and Severance Benefits for the CEO, without prior notice to any Senior Executive.
6.    Claims Procedure.
(a)    Any person who believes he or she is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company. Any such claim should be sent to the Health & Welfare Plans Administrative Committee (the “Committee”), c/o Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, Attention: Vice President, Compensation, Benefits & HR Services. If a claim is denied in whole or in part, the Committee will furnish the Applicant within ninety (90) days after receipt of such claim with a written notice, written in a manner calculated to be understood by the Applicant, which includes (i) the specific reason(s) for the denial, (ii) specific references to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for properly completing the claim and an explanation why such material or information is necessary, (iv) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (v) an explanation of the Plan’s appeal procedures. The ninety (90)-day period for responding to a claim may be extended by up to an additional ninety (90) days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial ninety (90)-day period.
(b)    An Applicant may appeal the denial of his or her claim and have the Committee reconsider the decision. The Applicant or the Applicant’s authorized representative has the right to: (i) request an appeal by written notice to the Committee at the address identified above no later than sixty (60) days after the receipt of the notice from the Committee denying the Applicant’s claim, (ii) upon request and free of charge, review or receive copies of any documents, records or other information relevant to the Applicant’s claim, and (iii) submit written comments, documents, records and other information relating to the Applicant’s claim in writing to the Committee. In deciding the Applicant’s appeal, the Committee will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Applicant does not provide all the necessary information for the Committee to process the appeal, the Committee may request additional information and set deadlines for the Applicant to provide that information.
(c)    The Committee’s decision on review will be in writing, written in a manner calculated to be understood by the Applicant, and will include (i) specific reason(s) for the decision, (ii) specific references to the Plan provisions on which the decision is based, (iii) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (iv) a statement of the Applicant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for benefits. The notice will be delivered to the Applicant within sixty (60) days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the sixty (60)-day period may be

Exhibit 10.47
extended by up to an additional sixty (60) days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial sixty (60)-day period.
(d)    The provisions of this Section 6 are intended to comply with ERISA Section 503 and the Regulations issued thereunder, and will be so construed. In accordance with such Regulations, each Applicant will be entitled, upon written request and without charge, to review and receive copies of all material relevant to his or her claim within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8), and to be represented by a qualified representative.
(e)    In further consideration of being permitted to participate in the Plan, each eligible Senior Executive agrees on behalf of himself or herself, and all other persons claiming through him or her, that he or she will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than one-hundred eighty (180) days after the appeal is denied in accordance with paragraph (c) above.
7.    Source of Payments.
All Severance Payments and Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
8.    Inalienability.
In no event may any Senior Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
9.    Recovery of Payments.
(a)    An eligible Senior Executive must return to the Company any Severance Payment or Severance Benefit, or portion thereof, made by a mistake of fact or law.
(b)    To the extent any Severance Payment or Severance Benefit, or portion thereof, is subject to recoupment in accordance with the Levi Strauss & Co. Amended and Restated Policy for Recoupment of Incentive Compensation, or any other clawback or compensation recoupment or recovery policy adopted by the Company, including any such policy adopted in compliance with any applicable law or exchange listing requirement (each, a “clawback policy”), such Severance Payment or Severance Benefit shall be forfeited as required to comply with such clawback policy. . To the extent any such amount has been paid, it shall be repaid by the Senior Executive on demand, and to the maximum extent permitted by applicable law, such amount may be offset against any compensation or other amount owed to the Senior Executive by the Company. To the extent any other amount of compensation paid to the Senior Executive is subject to recoupment under a clawback policy, the Severance Payments or Severance Benefits otherwise payable to the Senior Executive may be forfeited to the extent necessary to effectuate such recoupment, anything else contained in this Plan to the contrary notwithstanding.
(c)    The Company has all remedies available at law or in equity for the recovery of amounts described in Section 9(a) or 9(b).
10.    No Enlargement of Employment Rights.
Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company will confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the CEO or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.

Exhibit 10.47
11.    Applicable Law.
The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State in which the Senior Executive resides on his or her Termination Date.
12.    Severability.
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Exhibit 10.47
SCHEDULE A
For purposes of this Plan, the following positions are designated as Senior Executives, assuming the Employee in the position is also a U.S. Home Office Payroll Employee at the time of termination:
President & Chief Executive Officer
President, Levi Strauss & Co.
Executive Vice President & Chief Commercial Officer
Executive Vice President & Chief Operations Officer
Executive Vice President, Chief Financial Officer & Chief Growth Officer
Executive Vice President & Chief Product Officer
Executive Vice President & Chief Legal Officer
Executive Vice President & Chief Human Resources Officer
Senior Vice President, Corporate Affairs
Chief Digital Officer
Senior Vice President, Chief Transformation Officer
Chief Executive Officer, Dockers
President & Chief Executive Officer, Beyond Yoga
This list is subject to change and may be revised at any time by the CEO without approval of the Board.

Effective October 1, 2023

Exhibit 10.47
SCHEDULE B
For purposes of this Plan, the following entities are competitors of the Company:
VF Corporation
Gap, Inc.
Ralph Lauren Corporation
PVH Corp.
American Eagle Outfitters
Kontoor Brands, Inc.
This list is subject to change and may be revised at any time by the CEO without approval of the Board.

Effective October 1, 2023